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                                                                   Exhibit 10.21




                               SUBLEASE AGREEMENT
                              ELLIOTT PARK BUILDING
                            (Space on Floors 1 and 2)
                                     BETWEEN
                            PATHOGENESIS CORPORATION
                                   "SUBLESSOR"
                                       AND
                               IMMUNEX CORPORATION
                                   (`TENANT'7
                                DECEMBER 1, 1996





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TABLE OF CONTENTS
                                                                            PAGE

1.   LEASE DATA, DEFINITIONS AND EXHIBITSI

     1.1  Building . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.2  Subleased Premises . . . . . . . . . . . . . . . . . . . . . . .     1
     1.3  Tenant's Building Percentage . . . . . . . . . . . . . . . . . .     l
     1.4  Tenant's Special Costs Percentage  . . . . . . . . . . . . . . .     2
     1.5  Commencement Date. . . . . . . . . . . . . . . . . . . . . . . .     2
     1.6  Expiration Date  . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.7  Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.7.1 Base Rent. . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.7.2 Additional Rent. . . . . . . . . . . . . . . . . . . . . .     2
          1.7.3 Rent . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.8  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.9  Parking. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     1.10 Notice Addresses . . . . . . . . . . . . . . . . . . . . . . . .     3
     1.11 Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

2.   LEASE OF SUBLEASED PREMISES . . . . . . . . . . . . . . . . . . . . .     3

3.   COMMENCEMENT AND EXPIRATION . . . . . . . . . . . . . . . . . . . . .     4

     3.1  Preparation of Subleased Premises  . . . . . . . . . . . . . . .     4
     3.2  Commencement Date; Access by Tenant  . . . . . . . . . . . . . .     4
     3.3  Inspection and Acceptance of Subleased Premises. . . . . . . . .     4
     3.4  Expiration Date. . . . . . . . . . . . . . . . . . . . . . . . .     4
     3.5  Environmental Clean-Up and Decommissioning; Indemnifications . .     4
          3.5.1 Clean up and Decommissioning . . . . . . . . . . . . . . .     4
          3.5.2 Indemnifications . . . . . . . . . . . . . . . . . . . . .     5

4.   RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

     4.1  Monthly Base Rent and Additional Rent. . . . . . . . . . . . . .     5
     4.2  Late Charges . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     4.3  Interest on Overdue Payments . . . . . . . . . . . . . . . . . .     5
     4.4  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     4.5  Personal Property Taxes. . . . . . . . . . . . . . . . . . . . .     6

5.   CALCULATION AND PAYMENT OF ADDITIONAL RENT  . . . . . . . . . . . . .     6
     5.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .     6
          5.1.1 Building Operating Costs . . . . . . . . . . . . . . . . .     6
          5.1.2 Building Operating Costs Allocable to the
                Subleased Premises . . . . . . . . . . . . . . . . . . . .     7
                5.1.2.1 Allocating Service and Utility Expenses  . . . . .     7
                5.1.2.2 Allocating Real Property Taxes . . . . . . . . . .     7
                5.1.2.3 No Base Year or Expense Stop . . . . . . . . . . .     7
          5.1.3 Special Costs. . . . . . . . . . . . . . . . . . . . . . .     7
          5.1.4 Special Costs Allocable to the Subleased Premises. . . . .     8
                5.1.4.1 Special Costs General Allocable Based on
                        Special Costs. . . . . . . . . . . . . . . . . . .     8
                5.1.4.2 Allocating Certain Special Costs . . . . . . . . .     8
     5.2  Additional Rent. . . . . . . . . . . . . . . . . . . . . . . . .     8
          5.2.1 Monthly Additional Rent Based on Estimates . . . . . . . .     8
          5.2.2 Annual Reconciliation of Additional Rent . . . . . . . . .     8
     5.3  Determinations . . . . . . . . . . . . . . . . . . . . . . . . .     9


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6.   SERVICES, UTILITIES, CHEMICALS IN FIRE CONTROL ZONE . . . . . . . . .     9

     6.1 Standard Building Services and Condition  . . . . . . . . . . . .     9
     6.2 Interruption of Services. . . . . . . . . . . . . . . . . . . . .     9
     6.3 Asbestos in Trade Equipment . . . . . . . . . . . . . . . . . . .     9
     6.4 Hazardous Materials in~Fire Control Zones . . . . . . . . . . . .    10

7.   IMPROVEMENTS AND ADDITIONS TO LEASED PREMISES . . . . . . . . . . . .    10

8.   ASSIGNMENT AND SUBLETTING . . . . . . . . . . . . . . . . . . . . . .    10

9.   AGENCY REPRESENTATION . . . . . . . . . . . . . . . . . . . . . . . .    11

10.  INDEMNIFICATION     . . . . . . . . . . . . . . . . . . . . . . . . .    11
     10.1 Indemnification of Sublessor . . . . . . . . . . . . . . . . . .    11
     10.2 Indemnification of Tenant. . . . . . . . . . . . . . . . . . . .    11

11.  SUBLESSOR OBLIGATIONS RELATING TO MASTER LEASE. . . . . . . . . . . .    11
     11.1 Payment of Rent. . . . . . . . . . . . . . . . . . . . . . . . .    11
     11.2 Breach of Master Lease . . . . . . . . . . . . . . . . . . . . .    ll
     11.3 Building Owner's Default . . . . . . . . . . . . . . . . . . . .    12
     11.4 Building Owner's Consent . . . . . . . . . . . . . . . . . . . .    12

12.  ADOPTION AND INCORPORATION OF MASTER LEASE. . . . . . . . . . . . . .    12
     12.1 References to Lease. . . . . . . . . . . . . . . . . . . . . . .    12
     12.2 References to Premises . . . . . . . . . . . . . . . . . . . . .    12
     12.3 References to Landlord . . . . . . . . . . . . . . . . . . . . .    12
     12.4 References to Tenant . . . . . . . . . . . . . . . . . . . . . .    13
     12.5 Provisions of Master Lease Requiring Special Interpretation  . .    13
          12.5.1 Provisions Not Applicable to Sublease . . . . . . . . . .    13
          12.5.2 Provisions Requiring Modification or Clarification  . . .    13
     12.6 Inconsistencies Between Master Lease Provisions and Sublease . .    14

EXHIBITS

     EXHIBIT A  Legal Description
     EXHIBIT B  Floor Plan of Subleased Premises
     EXHIBIT C  Floor Plan of Special Area
     EXHIBIT D  Sublessor's Work and Tenant's Work
     EXHIBIT E  Master Lease Provisions
     EXHIBIT F  (Intentionally deleted)
     EXHIBIT G  List of Building Owner's Personal Property in Subleased
                Premises
     EXHIBIT H  Right of First Opportunity
     EXHIBIT I  1996 Building Operating Costs Estimate


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                               SUBLEASE AGREEMENT
                              ELLIOTT PARK BUILDING

                          (Space on 1st and 2nd Floors)

     This Sublease Agreement ("Sublease") is made as of this December I, 1996, by and between PATHOGENESIS CORPORATION, a Delaware corporation ("Sublessor") and IMMUNEX CORPORATION, a Washington corporation ("Tenant").

                                    RECITALS

     A. Sublessor is a tenant in certain laboratory and office space on the first and second floors of the Elliott Park Building pursuant to that certain Lease Agreement between Sublessor, as tenant, and

David A. Sabey and Sandra L. Sabey (collectively, "Building Owner"), as landlord, dated June 8, 1992, as amended by a First Amendment dated September 24, 1992, a Second Amendment dated November 16, 1992, and a Third Amendment dated August 1, 1996 (as amended, the "Master Lease," portions of which are attached hereto as EXHIBIT E).

     B. Sublessor and Tenant desire to enter into this Sublease to set forth the terms under which tenant shall sublease from Tenant certain portions of Sublessor's space in the Building.

                                   AGREEMENTS

     Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, Sublessor and Tenant agree as follows:

     1. LEASE DATA, DEFINITIONS AND EXHIBITS. The following capitalized terms as used herein shall have the meanings provided in this Section 1, unless otherwise specifically modified by provisions of this Sublease:

          1.1 BUILDING: "Building" shall mean the structure situated on a portion of the real property more particularly described in EXHIBIT A hereof, with a postal address of 201 Elliott Avenue W., Seattle, Washington 98119.

          1.2 SUBLEASED PREMISES. The "Subleased Premises" shall consist of that portion of the Building located on the 1st and 2nd floors of the Building and designated as Immunex space, as shown on the floor plan attached hereto as EXHIBIT B, subject, however, to all deeds of trust, mortgages, or other encumbrances or restrictions that currently exist against the Building or the leasehold interest in the Building held by the Sublessor under the Master Lease.

          1.3 TENANT'S BUILDING PERCENTAGE. "Tenant's Building Percentage" shall mean 9.88%, calculated by dividing the area of the Subleased Premises (approximately 13,257 net rentable square feet) by the total net rentable area of the Building (134,118 net rentable square feet). The net rentable area of the Subleased Premises has been calculated in accordance with BOMA to the satisfaction of Sublessor and Tenant and is final and binding on the parties. If the net rentable area of the Building is altered or if the net rentable area the Subleased Premises is modified pursuant to an amendment to this

Sublease, Sublessor shall increase or decrease Tenant's Building Percentage, as appropriate, to properly reflect such event.


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          1.4 TENANT'S SPECIAL COSTS PERCENTAGE. "Special Area" means the special area of the Building that is specially serviced by the equipment and systems covered by the "Special Costs," as more fully described in Section 5.1.3 below. A floor plan showing the Special Area is attached hereto as Exhibit C. The Special Area includes Sublessor's space (a portion of which is subleased to Tenant hereunder) and a portion of the space occupied by Cell Therapeutics, Inc. ("CTI"). "Tenant's Special Costs Percentage" shall mean 49.99%, calculated by dividing the area of the Subleased Premises (13,257 ~A .+ ~ I net rentable square feet) by the total area (2~519 net rentable square feet) of the Special Area occupied by Sublessor and Tenant. The designation square footage of the portion of the Special Area ' occupied by Sublessor and Tenant and of the Tenant's Special Costs Percentage herein is final and binding on the parties. However, if the portion of such Special Area leased to Sublessor under the Master Lease or subleased to Tenant is modified pursuant to an amendment to the Master Lease or this Sublease, or if the total area of the Special Area changes, or if any of the utilities and services comprising the Special Costs are altered or reconfigured to serve an area of the Building other than the Special Area described herein, Sublessor shall increase or decrease Tenant's Special Costs Percentage, as appropriate, to properly reflect such event.

          1.5 COMMENCEMENT DATE. The "Commencement Date" shall be December 1, 1996, provided that Sublessor has substantially completed the work that Sublessor must perform as "Commencement Conditions" of the Sublease (described in EXHIBIT D) and Tenant has been given an opportunity to inspect the Subleased Premises and to create a punchlist of any items needing completion or repair. Sublessor shall complete all proper punchlist items within 30 days after receiving Tenant's punchlist.

          1.6 EXPIRATION DATE. The "Expiration Date" shall mean December 31, 2000. Accordingly, the Sublease Term shall be 4 years and 1 month, unless the term of this Sublease is extended by the parties pursuant to the Right of First Opportunity described in EXHIBIT H.

1.7 Rent.

               1.7.1 BASE RENT. The Base Rent for the Subleased Premises shall be $397,710 per year (calculated to the parties' satisfaction at $30.00 per square foot per year). Tenant shall pay Base Rent in 12 equal monthly installments of $33,142.50 each on or before the first day of each month during the Sublease Term.

               1.7.2 ADDITIONAL RENT. As more fully described in Section 5 below, Tenant shall also pay Additional Rent on or before the first day of each month and in connection with any annual reconciliation. Additional Rent shall include: (i) "Building Operating Costs Allocable to the Subleased Premises", and
(ii) "Special Costs Allocable to the Subleased Premises," as defined in Sections 5.1.2, and 5.1.4, respectively. Upon commencement of the Sublease, Additional Rent shall initially be payable in monthly installments of $11,154.61, based on the calculations described in Section 5 and the estimates of Building Operating Costs and Special Costs contained in EXHIBIT I.

               1.7.3 RENT. Base Rent and Additional Rent and all other sums due hereunder are collectively herein sometimes referred to as "Rent."

          1.8 DEPOSITS. Within two business days after mutual execution of this Sublease, Tenant shall deposit with Sublessor pre-paid Rent of $88,594.22, (the estimated total amount of two month's Base Rent and Additional Rent). Such pre-paid Rent shall be applied to the first two month's Rent.

          1.9 PARKING. TENANT SHALL HAVE THE right to lease up to 13 non-assigned parking stalls in the parking garage under the Seattle P-I Building from Sublessor at the monthly rental rate that Sublessor is obligated to pay for such stalls under the Master Lease. Such rate is currently $100 per month but may be increased according to market rates pursuant to the Master Lease. On or before February 1, 1997, Tenant shall notify Sublessor in writing whether or not it desires to lease all 13 such spaces, and if not, how many spaces its desires to lease. Sublessor shall transfer the correct number of spaces to Tenant within 3 business days after Tenant's designation of the number of spaces it desires, and Tenant shall have responsibility to pay rent for such spaces commencing on its use of such spaces but in any event not later than February 1, 1997. Tenant shall continue to pay rent for such spaces for the entire remaining term of the Sublease and any extension hereof, unless otherwise mutually agreed in writing by Sublessor and Tenant.


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          1.10      NOTICE ADDRESSES.

                    SUBLESSOR:     Pathogenesis Corporation
                    Attn: Shashi Karan
                    201 Elliott Avenue West, Suite 150
                    Seattle, WA 98119
                    Tel: 206-467-8100
                    Fax: 206-270-3342

          TENANT:   Immunex Corporation
                    Attn: Susan Erb, Vice President
                    of Operations
                    51 University St.
                    Seattle, WA 98101
                    Tel: 206-587-0430
                    Fax: 206-587-0606

          1.11      EXHIBITS. The following Exhibits are made a part of this
Sublease:

                    EXHIBIT A Legal Description
                    EXHIBIT B Floor Plan of Subleased Premises
                    EXHIBIT C Floor Plan of Special Area
                    EXHIBIT D Description of Sublessor's Work and
                              Tenant's Work
                    EXHIBIT E -    Master Lease Provisions
                    EXHIBIT F [intentionally omitted]
                    EXHIBIT G List of Building Owner's Personal
                              Property in Subleased Premises
                    EXHIBIT H Right of First Opportunity
                    EXHIBIT I 1996 Estimated Building Operating Costs
                              and Special Costs

     2. LEASE OF SUBLEASED PREMISES. Sublessor hereby leases to Tenant, and Tenant hereby leases from Sublessor, upon the terms and conditions herein set forth, the Subleased Premises described in Section 1.2 hereof as shown on EXHIBIT B attached hereto and incorporated herein, together with a non-exclusive and undivided interest in all of Sublessor's rights of ingress and egress over common areas in the Building located on the land ("Land") legally described in EXHIBIT[T A. The Subleased Premises, Building and Land are sometimes collectively referred to herein as the "Property."

     3.   COMMENCEMENT AND EXPIRATION.

          3.1 PREPARATION OF SUBLEASED PREMISES. If not already completed upon execution of this Sublease, Sublessor shall proceed with reasonable diligence to complete the Sublessor Work described in EXHIBIT D as a condition of commencement of the Lease.

          3.2 COMMENCEMENT DATE; ACCESS BY TENANT. The Commencement Date shall be the date specified in Section 1.5. Prior to the Commencement Date, Tenant or its authorized agents may enter the Subleased Premises upon reasonable notice to Sublessor prior to, during, or after normal business hours for the purpose of space planning or preparation, provided, however, that Tenant shall not interfere with Sublessor's preparation of the Subleased Premises for occupancy by Tenant.


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          3.3  INSPECTION AND ACCEPTANCE OF SUBLEASED PREMISES. Within 5
business days after the date this Lease is executed by all parties, Tenant shall make such inspection of the Subleased Premises as Tenant deems appropriate and shall notify Sublessor in writing if Tenant believes that Sublessor has not completed any of the Commencement Conditions listed in EXHIBIT D. Tenant shall be deemed to have accepted the Subleased Premises in an "as-is" condition, except for any deficiencies included in Tenant's notice, provided, however that unless such deficiencies constitute Commencement Conditions or render the Subleased Premises uninhabitable, the Sublease Term shall have commenced as provided in Section 1.5 and Rent shall be payable commencing as of such Commencement Date.

          3.4 EXPIRATION DATE. The Sublease shall expire on the date specified in Section 1.6, unless the term of this Sublease is extended by the parties pursuant to the Right of First Opportunity described in EXHIBIT H.

3.5 ENVIRONMENTAL CLEAN-UP AND DECOMMISSIONING; INDEMNIFICATIONS.

               3.5.1 CLEAN UP AND DECOMMISSIONING. Tenant's business in the Subleased Premises will involve storage, use, and disposal of biological material, chemicals, and other hazardous substances. Upon expiration or termination of this Sublease following a default by Tenant, Tenant shall at its expense perform a thorough wash and decontamination of the Subleased Premises, including but not limited to scrubbing of all surfaces, equipment, cabinets, fixtures, and fume hood external surfaces in the Subleased Premises, in order to remove all residues of such biological material, chemicals, and hazardous substances. Upon completing such clean-up, Tenant shall also at its expense cause an environmental engineering company reasonably satisfactory to Sublessor and Building Owner to perform an environmental inspection and report of the Subleased Premises similar to that performed by Biomembrane when it vacated the Subleased Premises, a copy of which has been provided to Tenant (i.e., similar in thoroughness, although the parties recognize that Tenant's research and use will involve different materials and chemicals than those used by Biomembrane, and therefore, the environmental inspection and report will be geared to materials used in the Subleased Premises by Tenant). Tenant shall promptly provide a copy of such report to Sublessor and the Building Owner. Such inspection shall include testing of surfaces, equipment, cabinets, fixtures, and fume hood external surfaces in the Subleased Premises for the existence of various chemicals and substances used in Tenant's business, and such report shall certify that the Subleased Premises are in an environmental condition that is ubstantially the same as the condition that existed when Tenant first occupied the Subleased Premises. Tenant's clean-up shall be completed prior to expiration of the Sublease Term and such environmental report shall be provided as soon as possible thereafter, and in any event no later than 10 business days after such expiration. Such obligations (together with any other obligations of Tenant remaining unperformed upon expiration and termination of this Sublease) shall survive such expiration or termination.

               3.5.2 INDEMNIFICATIONS     Each party (in this Section 3.5.3, the
"indemnifying party") shall be solely responsible for and shall defend, indemnify and hold harmless the other party and its employees and agents (collectively in this Section 3.5.3, the "indemnified party") against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys' fees, court costs, administrative costs, and costs of appeals arising out of or in connection with the deposit, spill, release, emission, or other mishandling of hazardous substances ("Environmental Liabilities") by the indemnifying party in or about the Building or other parts oL the Property, but this indemnity shall not extend to any Environmental Liabilities resulting from the actions or omissions of the indemnified party or its employees, agents, licensees, invitees, or contractors. The indemnities given by each party under this section shall survive the expiration or termination of this Sublease.

     4.   RENT.

          4.1 MONTHLY BASE RENT AND ADDITIONAL RENT. Tenant shall pay Sublessor without notice or demand the Base Rent stated in Section 1.7.1 hereof and Additional Rent as provided in Sections 1.7.2 and 5 and any other additional payments due under this Sublease without deduction or offset in lawful money of the United States in advance on or before the first day of each month (except as provided in Section 1.~) at Sublessor's Notice Address set forth in Section 1.10 hereof, or to such other party or at such other place as Sublessor may hereafter from time to time designate in writing. The Base Rent and Additional Rent for any partial month at the end of the Sublease Term shall be prorated in proportion to the number of days in such month.

          4.2 LATE CHARGES. If any Base Rent, Additional Rent, or other Rent due on the first day of a month under this Sublease remains unpaid on the 5th day of such month, Tenant shall immediately pay to Sublessor a late charge equal to 1% of such installment, which Tenant agrees represents a reasonable estimate of Sublessor's cost and expense arising from such delinquency.


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          4.3 INTEREST ON OVERDUE PAYMENTS. In addition to the late charge, if any Base Rent, Additional Rent, annual Additional Rent reconciliation, Parking Rent, or other sums payable by Tenant to Landlord under this Lease are not paid upon the due date thereof, such overdue amounts shall bear interest at an annual rate equal to 1% above the prime rate charged by Bank of America NW, N.A, (doing business as Seafirst Bank) or its successor, but not in excess of the highest lawful rate permitted under applicable laws, with the obligation to pay such interest commencing on the 3 1st day after such payment is due, but the amount of such interest being calculated from the original due date thereof to the date of payment.

          4.4 NO WAIVER. Acceptance by Landlord of any late charges or interest on overdue payments under Section 4.2 or 4.3 shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies granted hereunder.

          4.5 PERSONAL PROPERTY TAXES. Tenant shall pay, prior to delinquency, any and all property taxes assessed against the personal property of Tenant located in the Subleased Premises or the Building and shall promptly, upon request of Sublessor, provide written proof of such payment.

     5.   CALCULATION AND PAYMENT OF ADDITIONAL RENT.

          5.1  DEFINITIONS.

               5.1.1 BUILDING OPERATING COSTS." Building Operating Costs" shall mean "Real Property Taxes" and "Service and Utility Costs", defined in and calculated under the Master Lease as follows:

                      5.1.1.1 "REAL Property Taxes" shall mean taxes on real property and personal property; charges and assessments (or any installments thereof due during the calendar year) levied with respect to the Land, the Building, any improvements, fixtures and equipment, and all other property of the Building Owner, real or personal, used directly in the operation of the Property and located in or on the Building and the Property, and any taxes levied or assessed (or any installment thereof due during the calendar year) in addition to or in lieu of, in whole or in part, such real property or personal property taxes, or any other tax upon leasing of the Property and/or Building or rents collected, but not including any federal or state income, estate, business and occupation, inheritance or franchise tax; and

                      5.1.1.2 "Service and Utility Costs" shall mean all other expenses paid or incurred by the Building Owner for obtaining services and products for maintaining, operating and repairing the Building and the personal property used in conjunction therewith, including, without limitation, the costs of refuse collection, water, sewer and other utilities services, electricity, gas and other similar energy sources, supplies, janitorial and cleaning services, window washing, landscape maintenance, services of independent contractors, compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance and repair of the Building, its equipment and the Land upon which it is situated, insurance premiums, licenses, permits and inspection fees, a management fee in an amount equal to 5% of the sum of the Additional Rent for collection and accounting expenses and any other expenses or charge whether or not hereinabove described, which in accordance with generally accepted accounting principles and management practices would be considered an expense of maintaining, operating, or repairing the Building, excluding or deducting, as appropriate:

                      5.1.1.2.1 Costs of any special services rendered to individual tenants (including Tenant) for which a special charge is collected including, without limitation, any specially metered charges;

                      5.1.1.2.2 Depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except other Operating Costs shall include amortization of capital improvements made subsequent to the initial development of the Property which are designed with a reasonable probability of improving the operating efficiency of the Property, provided that such amortization expense shall not exceed reasonably expected savings in operating costs resulting from such capital improvements).

"Estimated Building Operating Costs" shall mean those estimated by the Building Owner at the beginning of each calendar year, and "Actual Building Operating Costs" shall mean those actually ncurred by the Building Owner for each calendar year and reported to Sublessor and Tenant for purposes of any year-end reconciliation with estimates. Such data shall be used in determining the Tenant's Additional Rent under this Sublease. The Building Owner's estimate of 1996 Building Operating Costs is included in EXHIBIT I.


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               5.1.2  BUILDING OPERATING COSTS ALLOCABLE TO THE SUBLEASED
PREMISES "Building Operating Costs Allocable to the Subleased Premises" shall mean the portion of Service and Utility Costs and the portion of Real Property Taxes allocable to the Subleased Premises as follows:

                      5.1.2.1 ALLOCATING SERVICE AND UTILITY EXPENSES. In determining the portion of Service and Utility Costs allocable to the Subleased Premises, the Sublessor shall multiply the Tenant's Building Percentage described in Section 1.3 by the total Service and Utility Costs estimated or reported by the Building Owner for the entire Building, except that, to the extent any such cost varies depending upon occupancy of the areas served and the variable portion has, in accordance with Section 8(a)(iv)(1) of the Master Lease, been allocated by the Building Owner in accordance with Sublessor's share of the weighted average leased area of the Building during the calendar year, the portion allocated to the Subleased Premises shall be calculated by dividing the net rentable area of the Subleased Premises by the net rentable area of the premises leased by Sublessor under the Master Lease

                      5.1.2.2 ALLOCATING REAL PROPERTY TAXES. In determining the portion of Service and Utility Costs allocable to the Subleased Premises, the Sublessor shall multiply the Tenant's Building Percentage described in
Section 1.3 by the total Real Property Taxes estimated or reported by the Building Owner for the entire Building.

                      5.1.2.3 NO BASE YEAR OR EXPENSE STOP. Tenant understands that the determination of Building Operating Costs Allocable to the Subleased Premises is based on a "totally net" or "triple net" calculation, and is not limited to any increases over a "base year," nor is it limited by any "expense stop," cap, or other ceiling.

The initial amount of Estimated Building Operating Costs Allocable to the Subleased Premises and to be included in Additional Rent on a monthly basis upon commencement of the Sublease is shown in EXHIBIT I.

               5.1.3 SPECIAL COSTS. "Special Costs" means certain additional costs separately payable by tenants of the Special Area of the Building for certain additional equipment and services that specially benefit such Special Area. Such Special Costs include, without limitation, all utilities serving such Special Area, including but not limited to electricity, natural gas, water, and sewer (which are metered or billed separately from building common area utilities), and also include maintenance, operation, and repair of the separate electricity service, separate air handling and vacuum system, and separate boiler on the roof over the second floor, all serving the Special Area. Sublessor represents and Tenant understands that the Building Owner has delegated to Sublessor the responsibility to collect from all tenants and subtenants in the Special Area the portions of the Special Costs for which they are responsible, and to make sure that all Special Costs are timely paid. The Sublessor's estimate of 1996 Special Costs, broken down by category and calculated after deducting the portion of such Special Costs payable by CTI, is included in EXHIBIT I. "Estimated Special Costs" shall mean those estimated by the Sublessor at the beginning of each calendar year, and "Actual Special Costs" shall mean those actually incurred for each calendar year and reported to Tenant for purposes of any year-end reconciliation with estimates. Such data shall be used in determining the Tenant's Additional Rent under this Sublease.

               5.1.4 SPECIAL COSTS ALLOCABLE TO THE SUBLEASED PREMISES "Special Costs Allocable to the Subleased Premises" shall mean the portion of Special Costs allocable to the Subleased Premises as follows:

                      5.1.4.1 SPECIAL COSTS GENERALLY ALLOCABLE BASED ON SPECIAL COSTS PERCENTAGE. Sublessor shall multiply the Tenant's Special Costs Percentage described in Section 1.4 by the total amount of Special Costs not payable by CTI, subject to any adjustments that may become appropriate under
Section 5.1.4.2.

                      5.1.4.2  ALLOCATING CERTAIN SPECIAL COSTS.
Notwithstanding the foregoing, if any Special Costs benefit the space occupied by Sublessor or the Subleased Premises in a manner that is substantially disproportionate to Tenant's Special Costs Percentage (e.g., possible consumption of water or natural gas in a manner substantially disproportionate to Tenant's Special Costs Percentage) Sublessor shall require a more accurate allocation between itself and Tenant based on relative amounts of consumption, use or benefit. In that event, Sublessor and Tenant shall meet and in good faith attempt to agree on how such special items shall be allocated based on consumption or benefit, and if Sublessor and Tenant cannot agree on such allocation, the dispute shall be submitted to binding arbitration under American Arbitration Association rules before a neutral arbitrator with expertise relevant to the subject matter of the dispute.


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          5.2  ADDITIONAL RENT.  In addition to the Base Rent provided in
Section 1.7.1 of this Sublease, Tenant shall pay to Sublessor as "Additional Rent" an amount equal to the sum oL (i) Building Operating Costs Allocable to the Subleased Premises, and (ii) Special Costs Allocable to the Subleased Premises. Such Additional Rent shall be paid as follows:

               5.2.1  MONTHLY ADDITIONAL RENT BASED ON ESTIMATE.   Prior to each
calendar year after commencement of the Lease, Sublessor shall furnish Tenant a written statement of the "Estimated Additional Rent" for such calendar year, which shall equal the total of Estimated Building Operating Costs Allocable to the Subleased Premises and the Estimated Special Costs Allocable to the Subleased Premises for such calendar year. Along with such statement, Sublessor shall provide Tenant with a copy of the Building Owner's calculation of Estimated Building Operating Costs and Sublessor's calculation of Estimated Special Costs for the upcoming calendar year. Tenant shall pay Additional Rent on the first day of each month in an amount equal to 1/12 of the Estimated Additional Rent for the calendar year. If at any time or times during such calendar year (but no more than twice during a calendar year), it appears to Sublessor that the Actual Additional Rent will vary from the Estimated Actual Rent by more than 5% on an annual basis, Sublessor may, by written notice to Tenant, revise its estimate for such calendar year and Additional Rent payments by Tenant for such calendar year shall be based on such revised estimate.

               5.2.2 ANNUAL RECONCILIATION OF ADDITIONAL RENT. Within 90 days after the close of each calendar year, or as soon thereafter as practicable, Sublessor shall deliver to Tenant a written statement setting forth the Actual Building Operating Costs Allocable to the Subleased Premises and the Actual Special Costs Allocable to the Subleased Premises during the preceding calendar year or such prorated portion thereof if this Sublease commences or terminates on a day other than the first or last day of a calendar year (based on a 365-day calendar year). Along with such statement Sublessor shall provide Tenant with a copy of the Building Owner's calculation of Actual Building Operating Costs (itemized by categories) and Sublessor's calculation of Actual Special Costs (itemized by categories) for the previous calendar year.. If the Additional Rent payable by Tenant based on such statements of actual expenses for the previous calendar year exceeds the amount of Additional Rent already paid by Tenant ased on the estimates of such expenses, Tenant shall pay the amount of such excess to Sublessor as Additional Rent within 30 days after receipt of such statement by Tenant. If the Additional Rent payable by Tenant based on such statements of actual expenses for the previous calendar year is less than the amount of Additional Rent already paid by Tenant based on the estimates of such expenses, then the amount of such overpayment by Tenant shall be credited by Sublessor to the next payment of Base Rent, or, after expiration of this Sublease and payment of all amounts owing by Tenant, shall be refunded to Tenant.

          5.3 DETERMINATIONS. The determination of Building Operating Costs made by the Building Owner and all determinations and calculations made by Sublessor hereunder, including but not limited to calculations of Tenant's Building Percentage, Tenant's Special Costs Percentage, Special Costs, Building Operating Costs Allocable to the Subleased Premises, and Special Costs Allocable to the Subleased Premises shall be binding on Tenant absent error or violation of the terms of this Sublease and/or the Master Lease, as applicable. Sublessor or its agent shall retain records of all data provided by the Building Owner and shall keep records in reasonable detail showing all other expenditures relevant to determination of Additional Rent, which records shall be available for inspection by Tenant at any reasonable time upon 5 days' notice to Sublessor by Tenant.

6 SERVICES, UTILITIES, CHEMICALS IN FIRE CONTROL ZONE.

          6.1 STANDARD BUILDING SERVICES AND CONDITION. The Building Owner is responsible for providing standard Building services in accordance with the Master Lease. Sublessor shall exercise good faith efforts to cause the Building Owner to perform its obligations. Sublessor shall also administer the services relating to the Special Costs. Sublessor has made no representation or warranty to Tenant as to the safety, adequacy or operation of the Subleased Premises or the mechanical, electrical, or air handling systems of the Building, the Special Area, or Subleased Premises, or the trade equipment and fixtures currently located in the Subleased Premises, nor as to the suitability of such Subleased Premises or services for Tenant's particular use. Notwithstanding Section 7.1 of the Master Lease, neither the Building Owner nor Sublessor shall provide any janitorial or garbage disposal service to the Subleased Premises, and Tenant shall be solely responsible therefor. Furthermore, notwithstanding Section 7.3 of the Master Lease, Tenant understands that because of the special systems installed to provide electricity and other utilities to the Special Area, the Base Rent does not include any electricity or other utilities to the Subleased Premises, and that such utilities shall be charged as Special Costs to the Special Area.


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          6.2  INTERRUPTION OF SERVICES. N either Sublessor nor Building Owner shall be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, except for loss, injury or damage caused by negligence or intentional misconduct of Sublessor. No temporary interruption or failure of such services incident to the making of repairs, alterations or improvements, or due to accident, strike or conditions or events beyond Sublessor's or Building Owner's reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder.

          6.3 ASBESTOS IN TRADE EQUIPMENT. Tenant acknowledges that five fume hood cabinet doors in the Subleased Premises contain asbestos on the interior surfaces and that Tenant has had an opportunity to identify and inspect such items. Concurrently with execution of this Sublease, Sublessor and Tenant shall both initial a copy of the Floor Plan that shows the exact locations of such asbestos in the Subleased Premises. Tenant accepts such fume hoods and cabinet doors "as is" in their existing condition. Tenant shall be responsible for maintaining such items in a safe condition. If Tenant removes any fume hoods or cabinet doors, they may be stored in accordance with EXHIBIT D. Sublessor shall have no responsibility for compliance with any environmental laws or any costs or expenses related thereto.

          6.4 HAZARDOUS MATERIALS IN FIRE CONTROL ZONES. Tenant understands that each floor of the Building constitutes a separate fire control zone under the Uniform Building Code and Uniform Fire Code, and that the total amount of hazardous and flammable substances that may be contained in each such zone is limited by such codes. Tenant and Sublessor understand and agree that the total amount of chemicals and other hazardous materials permitted in each zone of the Building shall be allocated to Building tenants in each zone in accordance with the proportion of such zone that is occupied by each Building Tenant. Sublessor and Tenant shall meet as needed to understand and agree upon the amounts of hazardous materials permitted in each zone and the portion of such amounts allocated to each of them. Neither Sublessor nor Tenant shall at any time receive or store any hazardous materials in excess of its permitted portion without first seeking written approval from the other to use any unutilized portion of the other party's allocation. Any handling or storage of hazardous materials in violation of this restriction shall constitute a material breach of this Sublease.

     7. IMPROVEMENTS AND ADDITIONS TO LEASED PREMISES. Upon expiration or sooner termination of this Sublease, all improvements and additions to the Subleased Premises, except Tenant's trade equipment and personal property, shall be deemed property of the Building Owner pursuant to the Master Lease.

B.  ASSIGNMENT AND SUBLETTING.  Notwithstanding the provisions in the Master

Lease relating to assignment and subletting, Tenant shall not assign, mortgage, encumber or otherwise transfer this Sublease or sublet the whole or any part of the Subleased Premises without in each case first obtaining Sublessor's prior written consent, which consent may be given, withheld, or conditioned in its sole discretion, and where required, the Building Owner's prior written consent. However, so long as Tenant is not in default, Tenant may assign or sublet this Sublease without the need for Sublessor's consent to: (a) an assignee or subtenant who is the successor to all or a major part of Tenant's business and has a net worth that is not substantially less than the net worth of Tenant, (b) a wholly-owned subsidiary of Tenant, (c) a corporation which owns all of the outstanding voting stock of Tenant, (d) a corporation which is wholly owned by a majority of the owners of all of the voting stock of Tenant, or (e) a corporation with or into which Tenant shall merge or consolidate. In any assignment or subletting, whether or not the consent of Sublessor is required:
(i) Tenant shall give written notice of the assignment or sublease to Sublessor, including explanation of the legal organization of the assignee or subtenant and its affiliation with Tenant, and copies of its current financial statements and annual report, (ii) the planned uses of the Subleased Premises by such assignee or subtenant shall be limited to office and laboratory uses that do not involve a materially higher risk of fire, explosion, environmental contamination, or other casualty and do not require storage of materially higher quantities of flammable, explosive, or other hazardous substances than under Tenant's use, and
(iii) the assignee or subtenant must execute a written instrument reasonably satisfactory to Sublessor in which it assumes all obligations of the Tenant hereunder arising after the date of the assignment or subletting. Notwithstanding any such assignment or subletting, Tenant shall remain liable to Sublessor for the performance of the terms and conditions of this Sublease, and Sublessor may proceed against Tenant, against such assignee or subtenant, or against both, in any order that Sublessor elects, for enforcement of Sublessor's rights hereunder. As between Tenant and Sublessor, this provision shall override the provisions of the Master Lease, but this provision shall not eliminate or qualify any consents that may also be required of the Building Owner under the Master Lease.


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     9.  AGENCY REPRESENTATION.  Sublessor has been represented in connection with this sublease by Kidder Matthew's, and, Inc., and Tenant has been represented in this transaction by Teutsch Partners. Upon execution of this Sublease and occupancy by Tenant, Sublessor shall become obligated to pay a leasing commission equal to 5.0% of the total amount of Base Rent payable by Tenant over the entire term of the Lease (but excluding any extension under the right of first opportunity). Such commission shall be payable solely from monthly Rent collected from Tenant (including the deposit of the Pre-Paid Rent pursuant to Section 1.8.2) until such commission is fully paid. Such commission and each installment payment thereof shall be split equally between Kidder, Matthew's, and Segner, Inc., and Teutsch Partners. Sublessor may pay each agent's 50% portion of the commission to such agent directly.

     10. INDEMNIFICATION.

          10.1 INDEMNIFICATION OF SUBLESSOR. Tenant shall indemnify and hold Sublessor harmless from and against all common law or statutory liabilities, damages, obligations, losses, claims, civil actions, costs, or expenses, including attorneys' fees, arising from any act, omission, or negligence of Tenant or its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Property, or arising from any injury or damage to any person or property, occurring in or about the Property as a result of any act, omission or negligence of Tenant, or its officers, contractors, licensees, agents, employees, guests, or visitors or arising from any breach or default under this Lease by Tenant. The foregoing provisions shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence of Sublessor, or its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, or other tenants of the Building. Tenant's obligations under this Section l0. l shall survive the termination or expiration of this Lease.

          10.2 INDEMNIFICATION OF TENANT. Except as provided otherwise in this Section l 0 or elsewhere in this Sublease, Sublessor shall indemnify and hold Tenant harmless from and against all common law or statutory liabilities, damages, obligations, losses, claims, civil actions, costs, or expenses, including attorneys' fees, arising from any act, omission, or negligence of Sublessor or its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Property, or arising from any injury or damage to any person or property, occurring in or about the Property as a result of any act, omission or negligence of Sublessor, or its officers, contractors, licensees, agents, employees, guests or visitors or arising from any breach or default under this Lease by Sublessor. The foregoing provisions shall not be construed to make Sublessor responsible for loss, damage, liability or expense resulting from injuries to persons or property, sustained by Tenant or third parties caused by theft or by any act or negligence of Tenant, or its officers, contractors, licensees, agents, employees, invitees, other tenants or occupants of the Building. Sublessor's obligations under this Section 10.2 shall survive the termination or expiration of the Lease.

     11.  SUBLESSOR OBLIGATIONS RELATING TO MASTER LEASE.

          11.1 PAYMENT OF RENT. Sublessor covenants that it will pay all rent (and other charges) and perform all of its other obligations under the Master Lease.

          11.2 BREACH OF MASTER LEASE. Sublessor shall not do or permit anything to be done which would be a breach or default under the Master Lease or which would cause the Master Lease to be terminated or forfeited, and Sublessor shall indemnify, defend and hold Tenant harmless from and against any and all claims, demands losses, damages, and reasonable costs and expenses arising out of or relating to Sublessor's breach or default under the Master Lease, so long as Sublessor's breach was not caused by Tenant's breach under this Sublease.

          11.3 BUILDING OWNER'S DEFAULT. Sublessor agrees that it will contact Building Owner promptly on behalf of Tenant if requested to do so by Tenant to cause Building Owner to perform Building Owner's obligations under the Master Lease. If Building Owner shall default in any of its obligations under the Master Lease and such breach adversely affects Tenant, Tenant shall be entitled, but not obligated, to participate in the enforcement of Sublessor's rights against Building Owner and in any recovery or relief obtained, provided Tenant shall pay to Sublessor the reasonable expenses of any such action or proceeding allocable to the Subleased Premises. Sublessor will promptly give to Building Owner each notice which Tenant delivers to Sublessor advising of any default by Building Owner under the Master Lease. If, after written request from Tenant, Sublessor shall fail or refuse to take appropriate action for the enforcement of Sublessor's rights against Building Owner, Tenant shall have the right, but not the obligation, to exercise, in its own name and/or in the name of Sublessor, all the rights to enforce performance on the part of Building Owner as are available to Sublessor under the Master Lease or at law or equity.


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          11.4  BUILDING OWNER'S CONSENT.  Whenever Building Owner's consent is required under this Sublease and/or the Master Lease and Sublessor agrees that such consent should be given, Sublessor shall exercise good faith efforts, without substantial expenditure of funds or incurrence of substantial liabilities, to obtain the consent of Building Owner.

     12. ADOPTION AND INCORPORATION OF MASTER LEASE. Any subtenant of the Sublessor is required under the Master Lease to assume the obligations of the Sublessor with respect to its subleased premises, including but not limited to obligations relating to use, occupancy, care and maintenance, insurance, condemnation, indemnification, lien protection, assignment and subletting, and other matters, and Tenant hereby assumes such obligations with respect to the Subleased Premises. Furthermore, the terms of this Sublease have been intentionally abbreviated in reliance on the parties adoption and incorporation of the provisions of the Master Lease that are attached as EXHIBIT E. Consequently, in addition to the provisions set forth in Sections l- l 1 above, Sublessor and Tenant hereby adopt and incorporate as though fully set forth in this Sublease and to the fullest extent possible, all of the terms and provisions of the Master Lease that are attached hereto as EXHIBIT E, subject to the following explanations and qualifications:

          12.1 REFERENCES TO LEASE. All references in the Master Lease to the "Lease," as adopted within this Sublease, must be read and interpreted reasonably within the context of this Sublease, and will generally be interpreted to mean this Sublease.

          12.2 REFERENCES TO PREMISES. All references in the Master Lease to the "Premises," as adopted within this Sublease, must be read and interpreted reasonably within the context of this Sublease, and will generally be interpreted to mean the Subleased Premises.

          12.3 REFERENCES TO LANDLORD. All references in the Master Lease to the "Landlord," as adopted within this Sublease, must be read and interpreted reasonably in the context of which they are made. Accordingly, all references to the "Landlord" in the context of rights or obligations relating to the Building as a whole or necessarily relating to the owner of the Building (e.g., damage to, condemnation of, access to, or liens affecting all or a substantial portion of the Building and common areas, provision of services to the Building, Building signage, indemnification relating to liabilities affecting the Building or Building Owner, subordination, attornment, and other rights relating to mortgagees of the Building) shall be deemed to mean the Building Owner, as the owner of the Building and the landlord under the Master Lease. However, all references to "Landlord" in the context of rights and obligations relating to the Subleased Premises (e.g., indemnification relating to liabilities affecting the Sublessor's premises or the Sublessor, damage to, condemnation of, access to, or liens affecting the Subleased Premises, ) shall be deemed to mean the Sublessor, as the landlord under the Sublease. All references to "Landlord" with respect to common contractual provisions between lessor and lessee (e.g., waiver of subrogation, assignment and subletting, provisions governing default, default remedies, and bankruptcy, non-waiver, holdover, notices, costs and attorneys' fees, etc. ) shall mean the Sublessor, as the landlord under this Sublease.

          12.4 REFERENCES TO TENANT. All references in the Master Lease to the "Tenant," as adopted within this Sublease, must be read and interpreted reasonably in the context of which they are made. Accordingly, all references to the "Tenant" in the context of rights and obligations relating to the Subleased Premises (e.g., insurance requirements, indemnification, damage to, condemnation of, access to, or liens affecting the Subleased Premises) shall be deemed to mean the Tenant, as the tenant under the Sublease. All references to "Tenant" with respect to common contractual provisions between lessor and lessee (e.g., waiver of subrogation, assignment and subletting, provisions governing default, default remedies and bankruptcy, subordination and attornment, non-waiver, holdover, notices, costs and attorneys' fees, etc.) shall mean the Tenant, as the tenant under this Sublease. Any references to the "Tenant" that have meaning only in the context of the Master Lease shall have no meaning within the context of this Sublease.

          12.5  PROVISIONS OF MASTER LEASE REQUIRING SPECIAL INTERPRETATION.

               12.5.1 PROVISIONS NOT APPLICABLE TO SUBLEASE. Notwithstanding the foregoing adoption and incorporation of the Master Lease, the following provisions of the Master Lease shall not have any effect as between Sublessor and Tenant, although certain of them may continue to grant rights to the Building Owner, as landlord, or impose obligations upon Sublessor and Tenant, as tenants in the building:

- Section 7.1, second paragraph, second sentence


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- Section 7.3, second paragraph, second and third sentences

- Section 7.4

- Section 11

- Section 29

- Section 36.6

- Section 36.8

- Section 36.14

               12.5.2 PROVISIONS REQUIRING MODIFICATION OR CLARIFICATION. The following provisions of the Master Lease, although adopted and incorporated in the Sublease, shall be amended, clarified, or supplemented as follows:

- With respect to Section 13.1 (Damage and Repair), Sublessor agrees that if the Building, including the Subleased Premises, is damaged by fire or other cause and there is an obligation or election to rebuild, Sublessor shall repair and restore any part of the tenant improvements in the Subleased Premises that are not repaired or restored by the Building Owner (other than tenant improvements installed by Tenant), so that the Subleased Premises are substantially identical to their condition upon commencement of this Sublease. However, Sublessor believes that under such circumstances Building Owner would have responsibility to restore all such tenant improvements, and this provision shall not be construed as an admission to Building Owner of any contrary interpretation under the Master Lease.

- With respect to Section 20 (Default), the parties confirm that after a material uncured default by Tenant and removal of Tenant and re-letting of the Subleased Premises by Sublessor, the Sublease shall not terminate automatically (as suggested in Section 20.~.1), but instead shall terminate only upon the written election of Sublessor. When the Sublessor elects to terminate the Sublease, the general description of Sublessor's remedy set forth in the last sentence of Section 20.5 shall not apply, inasmuch as the measure of Sublessor's damages is more specifically defined in Section 20.8.2. Notwithstanding any provision to the contrary, each party acknowledges its duty to undertake reasonable efforts to mitigate is damages in the event of a default by the other party.

- With respect to Section 21 (Subordination and Attornment), if Sublessor encumbers its leasehold interest in the Subleased Premises with a mortgage or deed of trust, this Sublease shall be subordinate to such mortgage or deed of trust and Tenant shall be obligated to execute a written instrument to acknowledge such subordination only if Sublessor obtains from the lender a written non-disturbance agreement that provides substantially the following:

So long as Tenant performs its obligations under the Sublease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the mortgage or deed of trust, and no steps or procedures, taken under the mortgage or deed of trust, shall affect Tenant's rights under the Sublease and any transferee who receives Sublessor's interest in the Subleased Premises as a result of such foreclosure or deed in lieu of foreclosure shall assume all of Sublessor's obligations under this Sublease arising after the date of transfer.

- With respect to Section 27 (Notices), notices to Tenant shall be sent to the address set forth above, and shall not be sent to Tenant at the address of the Subleased Premises.

- With respect to Section 7 of the Third Amendment to the Master Lease, the term "Expansion Space" includes certain expansion space under the Master Lease, including the Subleased Premises; the term "Trade Improvements" means the items described in Exhibit G that are located in the Subleased Premises; and the term "Mechanical Systems" means the special utilities and services that comprise the Special Costs. The parties have included only those portions of such Section 7 that impose obligations upon Tenant.

          12.6 INCONSISTENCIES BETWEEN MASTER LEASE PROVISIONS AND SUBLEASE. Certain provisions of the Master Lease have not been included in EXHIBIT E because they have effectively been "wrapped into" or overridden by the provisions contained in Sections 1-12 of this Sublease. Nevertheless, in the event of any irreconcilable conflict between the provisions of Sections I through 12 of this Sublease and the provisions of the Master Lease included in EXHIBIT E that are hereby adopted as part of the Sublease, the provisions of Sections I-12 of this Sublease shall control.


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Executed as of the date first set forth above.

     SUBLESSOR:          PATHOGENESIS CORPORATION.
                         a Delaware corporation

                         By:       /s/  Shashi Karan
                              -----------------------------------
                              Name:  Shashi Karan
                              Title:  Controller

     TENANT:             IMMUNEX CORPORATION
                         a Washington corporation

                         By        /s/  D. G. Southern
                              -----------------------------------
                              Name:  D. G. Southern
                              Title:  Sr. Vice President


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